Exhibit 10.1

CARRIAGE SERVICES
NON QUALIFIED DEFERRED COMPENSATION PLAN
Carriage Services, Inc. (the “Company”), hereby establishes the Carriage Services Non-Qualified Deferred Compensation Plan (the “Plan”), effective February 1, 2025 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”
ARTICLE I
DEFINITIONS
1.1“Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article IV.
1.2“Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401 (k).
1.3“Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.
1.4“Board” shall mean the then-current Board of Directors of the Company.
1.5“Bonus(es)” shall mean amounts paid to the Participant by the Company in the form of discretionary or annual incentive compensation or any other bonus designated by the Committee, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company. Differing types of Bonuses may be subject to separate Participant Elections, if applicable.
1.6“Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
1.7“Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article IX.
1.8“Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.3, if any.
1.9“Company Contribution Account” shall mean the Account maintained for the benefit of the Participant that is credited with Company Contributions, if any, pursuant to Section 42.

1.10“Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.
1.11“Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance that are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.4.
1.12“Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1.
1.13“Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article IV.
1.14“Eligible Executive” shall mean an employee who is a member of a select group of highly compensated employees or management-level employees of an Employer, as selected by the Committee to be eligible to participate in the Plan as a Participant.
1.15“Employer(s)” shall be defined as follows:
(a)Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its affiliates or subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a participating employer hereunder.
(b)For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:
(1)The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and
(2)All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
1.16“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
1.17“Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s

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property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.
1.18“Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.4.
1.19“Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.4 to a Participant who has suffered a Financial Hardship.
1.20“Interest Rate” shall mean, for each Fund, the rate of return derived from the net gain or loss on the assets of such Fund, as determined by the Committee.
1.21“Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article II.
1.22“Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
1.23“Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall become payable or the date by which installment payments of the Distributable Amount shall commence.
(a)For benefits triggered by the Participant’s Separation from Service, the Payment Date shall be the first business day of the seventh month directly following the month in which the Separation from Service occurs, and the applicable amount shall be calculated as of the last business day of the sixth month following the month in which the Separation from Service occurs. Subsequent installments, if any, shall be made in March of each Plan Year following the Plan Year in which the initial installment payment was payable and shall be calculated as of the last business day of the preceding February.
(b)For benefits triggered by the death of a Participant, the Payment Date shall be the first business day of the month commencing after the month in which the death occurs, and the applicable amount shall be calculated as of the last business day of the month in which the death occurs. The Committee must be provided with documentation that is deemed satisfactory, as determined by the Committee, to establish the fact of the Participant’s death; and
(c)The Payment Date of a Scheduled Distribution shall be the first business day of March of the Plan Year in which the distribution is scheduled by the Participant to commence, and the applicable Distributable Amount shall be calculated as of the last business day of the preceding February. Subsequent installments, if any, shall be calculated as of the last business day of February of each succeeding Plan Year after the initial calculation, and shall be made in March of each Plan Year following the Plan Year in which the initial installment payment was payable.

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Payments may be made prior to or following the applicable Payment Date, provided such payments are made in accordance with Code Section 409A, including without limitation Treas. Reg. §1,409A-3(d).
1.24“Performance-Baseil Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-l(e).
1.25“Plan Year” shall mean the calendar year, except that the first Plan Year shall begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.
1.26“Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from the Deferral Account, including notional earnings thereon, as provided under Section 6.3.
1.27“Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death, as determined by the Committee in accordance with Treas. Reg. §1,409A-l(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(a)For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).
If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
(b)For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, al I contracts) under which

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services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.
(c)For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a member of the Board, to the extent permitted by Treas. Reg. § 1.409A-1 (h)(5), the services provided by such Participant as a member of the Board shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a member of the Board.

ARTICLE II PARTICIPATION
1.1Enrollment Requirements; Commencement of Participation
(a)As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
(b)Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.
(c)If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year.
ARTICLE II
DEFERRAL ELECTIONS & COMPANY CONTRIBUTIONS
1.1Elections to Defer Compensation. Elections to defer Compensation shall take the form of a whole percentage of up to a maximum of:
(a)80% of Base Salary; and
(b)100% of Bonuses.
The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the

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Committee. However, in no event shall the maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.
Notwithstanding the foregoing, the Committee may determine that one or more types of Compensation shall not be made available for deferral for one or more subsequent Plan Years and, consistent with such determination, the impacted types of Compensation shall not appear on a Participant Election form.
1.2Timing of Deferral Elections; Effect of Participant Elections.
(a)General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Elections on or before the deadline established by the Committee, which shall be no later than the December 31st immediately preceding the Plan Year in which such Compensation will be earned.
Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Participant Election in accordance with Section 3.2(c) below.
(b)Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. § 1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A- 1(c)(2), or in the case of the first Plan Year commencing on the Effective Date, may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits a Participant Election on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.
If a deferral election made in accordance with this Section 3.2(b) relates to Compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of Compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.
Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.
(c)Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting a Participant Election on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.

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In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such Performance-Based Compensation, or (ii) the date upon which the performance criteria for such Performance-Based Compensation are established, through the date upon which the Participant makes the deferral election for such Performance-Based Compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.
(d)Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to Compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering a Participant Election to the Committee in accordance with its rules and procedures, no later than the 30lh day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).
Any deferral election(s) made in accordance with this Section 3.2(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the Compensation subject to such deferral election.
(e)Separate Deferral Elections for Each Plan Year. In order to defer Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to Compensation for such Plan Year by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election).
1.3Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company, and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.
1.4Investment Elections.
(a)Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this section, the Participant’s Account balance shall automatically be allocated into a Fund determined by the Committee in its sole discretion. A Participant may change any

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designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.
(b)Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Company and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant or otherwise, and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor of the Employer.
1.5Distribution Elections.
(a)Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such Participant Election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution. Such distribution election(s) for a given Plan Year shall relate solely to that Plan Year. A new distribution election may be made via a Participant Election at the time of a subsequent deferral election with respect to a deferral for a Plan Year beginning after the election is made, in accordance with the terms and conditions of such form of Participant Election.
(b)Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment, or changes the form of payment for a Scheduled Distribution or for amounts payable upon Separation from Service, shall be permitted if and only if all of the following requirements are met:
(1)the new election does not take effect until at least twelve (12) months after the date on which the new election is made.
(2)the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
(3)in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made), absent the new election.
For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Only one (1) change shall be allowed to be made by a

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Participant with respect to each Plan Year’s election as to the benefits to be received by such Participant upon Separation from Service. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A for such type of election change.
ARTICLE III
ACCOUNTS
1.1Deferral Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.4. A Participant’s Deferral Account shall be credited as follows:
(a)As soon as reasonably practicable after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferred Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;
(b)Each business day, each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b); and
(c)In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.
1.2Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund designated pursuant to Section 3.4(a). A Participant’s Company Contribution Account shall be credited as follows:
(a)As soon as reasonably practicable after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund; and
(b)Each business day, each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b).

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1.3Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors in accordance with the terms and conditions of the trust agreement. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
1.4Statement of Accounts. The Committee shall make available to each Participant electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.
ARTICLE IV
VESTING
1.1Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account.
1.2Vesting of Company Contribution Account. Amounts credited to the Participant’s Company Contribution Account shall be vested based upon the schedule or schedules determined by the Company in its sole discretion and communicated to the Participant.
ARTICLE V
DISTRIBUTIONS
1.1Separation from Service Distributions. Except as otherwise provided herein, in the event of a Participant’s Separation from Service, the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Separation from Service, unless the Participant has made an alternative benefit election on a timely basis to receive substantially equal annual installments over up to ten (10) years. In accordance with a Participant Election approved by the Committee, for each Plan Year the Participant may elect a separate form of distribution applicable upon Separation from Service for the deferrals and Company Contributions, if any, attributable to such Plan Year. A Participant may delay the commencement or change the form of payment applicable upon Separation from Service for each Plan Year, provided such revised election complies with the requirements of Section 3.5.
1.2Death Benefits. Notwithstanding any provision in this Plan to the contrary, in the event that the Participant dies prior to complete distribution of his or her Accounts under the Plan, the Participant’s Beneficiary shall receive a death benefit equal to the Distributable Amount (or remaining Distributable Amount in the event installment payments have commenced) credited to the Participant’s Deferral Account and Company Contribution Account in a lump sum on the Payment Date following the Participant’s death provided that the Beneficiary has been provided any information reasonably requested by the Committee to effectuate such distribution.
1.3Scheduled Distributions.
(a)Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account. In the case of a Participant who has elected to receive a

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Scheduled Distribution, on the applicable Payment Date such Participant shall receive (or commence to receive) the Distributable Amount with respect to the entirety of the applicable Plan Year’s Compensation deferrals, including earnings thereon, as elected by the Participant in accordance with Section 3.5. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and/or change the form of payment for each Plan Year’s previously elected Scheduled Distribution, provided such revised election made via a Participant Election that complies with the requirements of Section 3.5(b). By way of clarification, the Company Contribution Account shall not be distributable as a Scheduled Distribution.
(b)Relationship to Other Benefits.
(1)In the event of a Participant’s Separation from Service or death prior to the initial Payment Date for a Scheduled Distribution, such Scheduled Distribution shall not be distributed under this Section 6.3, but rather shall be distributed in accordance with the other applicable Section of this Article VI.
(2)In the event of a Participant’s Separation from Service after one or more Scheduled Distributions has commenced in the form of installment payments on the applicable Payment Date, such Scheduled Distribution(s) shall continue to be paid at the same time and in the same form as if the Separation from Service had not occurred.
(3)In the event of a Participant’s death after one or more Scheduled Distributions has commenced in the form of installment payments on the applicable Payment Date, the remaining Distributable Amount of such Scheduled Distribution(s) shall be distributed in accordance with Section 6.2.
1.4Hardship Distributions. Upon a finding that the Participant has suffered a Financial Hardship, as determined by the Committee in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:
(a)The request to take a Hardship Distribution shall be made by filing such a request form with the Committee in the form provided by the Committee for such purpose, and including any such substantiating documentation as may be requested by the Committee.
(b)Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Committee may, at the written request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

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(c)The amount (if any) determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee.
1.5Limited Cashouts. Notwithstanding any provision in this Plan to the contrary, the Committee may, in its sole discretion, distribute in a mandatory lump sum any Participant’s entire Deferral Account and/or Company Contribution Account under the Plan, provided that any such distribution is made in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(v) or its successor (each such payment, a “Limited Cashout”). Specifically, any such Limited Cashout pursuant to this Section 6.5 shall be subject to the following requirements:
(a)The Committee’s exercise of discretion to make the Limited Cashout shall be evidenced in writing no later than the date of the lump sum payment.
(b)The lump sum payment shall result in the termination and liquidation of the entirety of the Participant's Deferral Account and/or Company Contribution Account under the Plan, as applicable, as well as the Participant’s interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1 (c)(2) with the Account(s) that is being distributed from this Plan; and
(c)The lump sum payment (and the Participant’s entire interest in any and all other “plans” that would be aggregated with the Account(s) being distributed from this Plan in accordance with Treas. Reg. §1.409A-l(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of the Limited Cashout.
Any such Limited Cashout shall be calculated as of the last business day of the month in which the Committee’s determination to make the Limited Cashout occurs, and such lump sum payment shall be made within sixty (60) days following such determination.
ARTICLE VI
PAYEE DESIGNATIONS AND LIMITATIONS
1.1Beneficiaries.
(a)Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. Any spousal beneficiary designation shall be automatically revoked in the event of a divorce, unless the Participant affirmatively redesignates the former spouse. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.
(b)Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to

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complete distribution of the Participant’s benefits, then the Committee shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate. The Participant’s estate shall be required to provide satisfactory documentation and proof to the Committee, and shall be responsible for all probate required matters, including the initiation of any claims.
1.2Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within one hundred eighty (180) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
1.3Payments on Behalf of Persons under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and all Employers under the Plan.
ARTICLE VII
LEAVE OF ABSENCE
1.1Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.
1.2Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. Elowever, if the Participant returns to active employment, the Participant may elect to defer for the Plan Year following his or her return to active employment, and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant
Election is delivered to and accepted by the Committee for each such election in accordance with Article III.
ARTICLE VIII
ADMINISTRATION

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1.1Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret, construe and construct the Plan, (d) to decide any and all matters arising hereunder (including factual determinations and the right to remedy possible ambiguities, inconsistencies, or admissions, and to supply any omission), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, and (f) to make all other determinations, and resolve all questions of fact, as deemed to be necessary or advisable for the administration of the Plan, including all determinations regarding eligibility for benefits payable under the Plan, in its discretion. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons and entities affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made by the Committee or such member in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by any such person as a result of any act, or omission, in connection with the performance of such person’s duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses that directly result from the bad faith, willful misconduct, or criminal act of such person.
1.2Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim, and shall also include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.
1.3Claim Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be subject to a full and fair review. The claimant shall have the right to review all pertinent documents relating to the claim. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based, and shall also include an explanation of the

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claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.
ARTICLE IX
MISCELLANEOUS
1.1Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination, the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1,409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.
1.2Amendment. Any Employer may, at any time, amend or modify the Plan, in whole or in part, with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Account balance in existence at the time the amendment or modification is made.
1.3Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.
Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Participant or for any other person or persons to whom benefits are to be paid pursuant to the terms of this plan, the Participant’s only interest hereunder being the right to receive the benefits set forth herein. To the extent any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.
1.4Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or

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payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
1.5Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan.1 To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
1.6Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) (“Section 409A”) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A.
To the extent that Section 409A is applicable to the Plan, the Plan is intended to comply with Section 409A and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A in order to preclude taxation under Section 409A. The Plan is thus intended to be drafted, administered, interpreted and construed in a manner such that no benefit under the Plan becomes subject to (a) the gross income inclusion set forth in Section 409A(a)(l)(A) or (b) the interest and additional tax set forth in Section 409A(a)(l)(B), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of such Section 409A penalties. A Participant, by participation in the Plan, consents to any interpretation of the Plan, or any amendment of the Plan, that the Company may reasonably make in furtherance of such intention. Further, to the extent that any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Section 409A, or an exemption under Section 409A, to the full extent permitted under Section 409A as determined by the Committee.
Notwithstanding any provision of the Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amount that constitutes “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” as defined in Section 409A. Each amount to be paid or other benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.
The Company and each other Employer, and the Committee, do not make any representation or guarantee that any payments made under the Plan will be exempt from or comply with Section 409A, and, further, make no undertaking to preclude Section 409A from applying to any such payment. The Company and each other Employer, and the Committee, shall thus have no liability with respect to any payment or other benefit under the Plan not being exempt from or not complying with Section 409A.
1.7Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee and its members, and all Employers. The benefits hereunder shall not be treated as compensation from the

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Employer for purposes of any other benefit plan or program of the Employer unless specifically designated as compensation under the terms of such other benefit plan or program.
1.8Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.
1.9Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(l)(B) (“DRO”), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such DRO, provided that such distribution is in accordance with the requirements of Code Section 409A.

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The Committee shall establish procedures to determine whether an order submitted to the Committee (or its delegate) is a DRO, and to administer distributions under any valid DROs. The Committee (or its delegate) may direct payment only from the portion, if any, of the fully vested Account balance which is necessary to satisfy the DRO. The Committee will also specify from which Accounts (including allocable investment experience) the DRO is being satisfied.
1.10Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.
1.11No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to the Participant or any other person eligible for benefits under the Plan, and assume no liability whatsoever for the tax consequences to any Participant.
1.12Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
1.13Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
1.14Waiver. No term or condition of this Plan shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Any waiver of a breach of any provision of the Plan shall not operate or be construed as a waiver by such party of any subsequent breach thereof.
1.15Eleadings. Eleadings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
1.16Gender. Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
1.17Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly

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1.18compensated employees” within the meaning of Sections 201,301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Texas.
1.19Exclusive Forum. The Employer, Committee and the Participants, or any other party to a dispute, claim, controversy or disagreement (each a “Legal Action”) arising under or otherwise affecting the Plan, (a) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas—Houston Division or the state courts of competent jurisdiction for the State of Texas located in Harris County, Texas, for the purpose of hearing or litigating any such Legal Action between such parties relating to or arising, in whole or in part, under or in connection with, the Plan, (b) hereby waives and agrees not to invoke, by way of motion, as a defense or otherwise, in any such Legal Action, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that any such Legal Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or inconvenient forum, or should be transferred or removed to any court other than one of the abovenamed courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that the Plan may not be enforced in or by such court, and will not assert that venue should properly lie in any other location, and (c) hereby agrees not to commence any such Legal Action other than before the above-named courts. Notwithstanding the previous sentence, a party may commence any Legal Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Nothing in this Plan shall prevent any party to a Legal Action from applying to a court that would otherwise have jurisdiction for provisional or interim measures, including but not limited to any claim for preliminary injunctive relief.
1.20Waiver of Jury Trial. EACH EMPLOYER AND EACH PARTICIPANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE OR PROCEEDING ARISING OUT OF OR RELATING TO THE PLAN, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH EMPLOYER AND EACH PARTICIPANT AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE PLAN SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION HEREUNDER BY A JUDGE SITTING WITHOUT A JURY.
1.21Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including any Employer, the Board, the Committee and any and all Participants, whether written, oral, express or implied, relating to the terms and provisions of the Plan.
1.22Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the

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American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.
[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has approved and adopted this Plan on behalf of the Company, to be effective as of the Effective Date, and has caused the Plan to be executed as of the date indicated below.
CARRIAGE SERVICES, INC.

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CARRIAGE SERVICES
NON QUALIFIED DEFERRED COMPENSATION PLAN
CORPORATE RESOLUTIONS
WHEREAS, Carriage Services, Inc. (the “Company”) highly values the efforts, abilities, and accomplishments of its key executives and recognizes that their future services are vital to its continued growth and profits; and
WHEREAS, the Company, in order to retain the services of its key executives is willing to provide them with the opportunity to defer compensation under a nonqualified deferred compensation plan;
NOW, THREFORE, BE IT RESOLVED, that the Carriage Services Non-Qualified Deferred Compensation Plan (the “Plan”) in the form attached to these Resolutions is hereby approved and adopted effective February 1, 2025; and be it
FURTHER RESOLVED, that the following persons are hereby appointed as the Committee to administer the Plan:
Steve Metzger
John Enwright
Kathy Shanley
Sunnie Winter
BE IT FURTHER RESOLVED, that the Committee is hereby authorized to complete all documentation required for the Plan, to designate eligible employees to participate in the Plan and to take such further action as may be necessary to install and administer the Plan.

Date: December 5, 2024
Carriage Services, Inc.
Name: Steve Metzger Title: President